Exhibit 99.1

J.B. Hunt Transport Services, Inc	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance and Administration
NASDAQ: JBHT		and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ANNOUNCES $100 MILLION
ACCELERATED STOCK REPURCHASE WITH GOLDMAN, SACHS & CO.

LOWELL, ARKANSAS, May 4, 2010 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced today that it has agreed to repurchase approximately $100 million of its outstanding common stock in a privately negotiated accelerated stock repurchase transaction with Goldman, Sachs & Co. using cash on hand and available borrowings.

Subject to certain conditions, the transaction is expected to commence on May 5, 2010 and is expected to reduce our outstanding common stock by approximately 2,700,000 shares including approximately 2,400,000 shares at the onset of the transaction.

The shares are subject to a market price adjustment provision which may require a settlement to be made by the Company, or to the Company, based generally on the volume weighted average trading price of the Company’s common stock over an agreed upon period of time.

The repurchase is being made under the terms of the Company’s share repurchase program authorized by the Board of Directors and announced on April 28, 2010.

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This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2009. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.